Exhibit 99.1
AXCESS International Issues Statement in Response to Forward Looking
Revenue Growth Comment at Institutional Investor Conference
DALLAS, TX, September 21, 2006 — AXCESS International Inc. (OTCBB: AXSI), a leading global provider of Dual-Active Radio Frequency Identification (RFID) solutions and Real Time Location Systems (RTLS), is issuing this statement in response to the disclosure of material, non-public financial results guidance which had not been previously provided to the public. At the Gabelli & Co., Inc. 2nd Annual RFID Conference on September 15, 2006, AXCESS Chief Executive Officer Allan Griebenow stated that the Company’s annual revenues for 2006 would substantially exceed its 2005 revenues. On a calendar financial year, AXCESS has completed two months of its third quarter. Prior to this statement, AXCESS had not provided any forward looking revenue growth projections.
On August 10, 2006, AXCESS reported financial results for the second quarter ended June 30, 2006. The Company’s results for the first half of the year reflect record sales of RFID systems that drove an increase in revenues by 80% as compared to the same period of 2005.
The substantial increase in revenue that is expected in 2006 reflect the first half results that have already been reported as well as the continued demand for the Company’s proprietary solutions in the financial services vertical market for asset tracking and protection of confidential/personal information. In addition, there has been a steady improvement in initial and follow-on ActiveTag™ System and related product deployments from customers in the Company’s traditional vertical markets, including the transportation, government and hospitality sectors.
AXCESS’ ActiveTag™ System is unique in the RFID industry because of its patented dual-active RFID technology which enables tags to wake-up on-demand as needed to provide precise location determination plus the ability to have tags always “on” in a beaconing signal mode. The AXCESS product line of FCC certified 315MHz and CE certified 433MHz products meet all the international radio frequency requirements. The AXCESS ActiveTag™ System is based on battery-powered “active” RFID technology, where wireless tags use on-board battery power to transmit signals from a few meters to 100 meters in order to automatically identify, track, monitor, and protect people, assets, and vehicles AXCESS’ dual-active RFID is the most economical and flexible solution on the market today.

About AXCESS International Inc.
AXCESS International Inc., headquartered in greater Dallas, TX, is a leading provider of patented Radio Frequency Identification (“RFID”) solutions that locate, track, monitor, count and protect people, assets, and vehicles, thereby improving productivity, security and access to real-time intelligence. The Company’s multiuse, single-system solutions include dual-active RFID tags, activators and readers that support automatic monitoring and tracking applications, such as electronic asset protection and asset management, automatic identification and automatic personnel and vehicle access control. AXCESS’ web-based software provides a suite of management tools that include reporting, display, decision and control functions that enable productivity, security and local positioning. AXCESS has supplied advanced technology for security and management for over twenty years. AXCESS is a portfolio company of Amphion Innovations plc. For additional information, please visit the Company’s Web site at www.axcessinc.com.

Media Contact — AXCESS	Investor Relations — Darrow Associates
Kelly Stark	Jordan Darrow
972-407-6080	631-367-1866
kstark@axsi.com	jdarrow@optonline.net

Public Relations — Financial Dynamics
Jessy Adams
212 850 5684
jadams@fd-us.com

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.